                                                                    EXHIBIT 12.1
                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)

                                                               First
                                                            Nine Months             For the Years Ended December 31,
                                                                2004        2003       2002       2001       2000       1999
                                                            -----------   -------    -------    -------    -------    -------
Earnings
Income/(loss) before income taxes, minority interest and     $  (372)     $(1,191)   $  (133)   $  (175)   $   424    $ 1,172
     change in accounting
Earnings of non-consolidated affiliates
                                                                 (38)         (55)       (44)       (24)       (56)       (47)
Cash dividends received from non-consolidated affiliates          42           35         16         12         17         24
Fixed charges                                                    102          126        139        174        215        173

Capitalized interest, net of amortization                          1            3          1         (2)        (3)        (1)
                                                             -------      -------    -------    -------    -------    -------
Earnings                                                     $  (265)     $(1,082)   $   (21)   $   (15)   $   597    $ 1,321
                                                             =======      =======    =======    =======    =======    =======

Fixed Charges
Interest and related charges on debt                         $    79      $    97    $   109    $   139    $   176    $   149
Portion of rental expense representative of the interest
factor                                                            23           29         30         35         39         24
                                                             -------      -------    -------    -------    -------    -------
     Fixed charges                                           $   102      $   126    $   139    $   174    $   215    $   173
                                                             =======      =======    =======    =======    =======    =======

Ratios

Ratio of earnings to fixed charges*                              N/A          N/A        N/A        N/A        2.8        7.6
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*  For the first nine months ended September 30, 2004, and for the years ended
   December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $367 million, $1,208 million, $160 million and $189 million, respectively, resulting in a ratio of less than one.